Exhiibit 24.3
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that Paul Michalowski, a member of the Board of Directors of Merrill Lynch Life Insurance Company (the “Company”), whose signature appears below, constitutes and appoints Barry G. Skolnick, Frances C. Grabish and Kirsty Lieberman, respectively, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all Registration Statements and Amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, under the Investment Company Act of 1940, where applicable, and the Securities Act of 1933, respectively, with the Securities Exchange Commission, for the purpose of registering any and all variable life and variable annuity separate accounts (collectively “Separate Accounts”), of the Company that may be established in connection with the issuance of any and all variable life and variable annuity contracts funded by such Separate Accounts, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done.
Effective Date: January 6, 2006

/s/ Paul Michalowski

Paul Michalowski
State of
County of
     On the 3rd day of February, 2006, before me came Paul Michalowski, Director of Merrill Lynch Life Insurance Company, to me known to be said person and he signed the above Power of Attorney on behalf of Merrill Lynch Life Insurance Company.

/s/ Denise A. Marshall

[SEAL]	Notary Public
Denise A. Marshall
Notary Public of New Jersey
My Commission Expires Feb. 24, 2006